EXHIBIT 99.1

For Further Information:

Scheid Vineyards Inc.  (Nasdaq:  SVIN)

305 Hilltown Road

Salinas, CA 93908

(831) 455-9990

CONTACT:                               Scott Scheid, President and Chief Executive Officer

Mike Thomsen, Chief Financial Officer

For Immediate Release:

August 13, 2003

SCHEID VINEYARDS INC. REPORTS SECOND QUARTER RESULTS

President Comments on Upcoming Harvest

SALINAS, CA - August 13, 2003 - Scheid Vineyards Inc. (Nasdaq SCM:  SVIN) announced today its financial results for the second quarter ended June 30, 2003.

For the three months ended June 30, 2003, revenues decreased 20% to $510,000 from $637,000 in the 2002 period.  Net loss increased to $789,000, or $.14 per share, for the 2003 period as compared to a net loss of $491,000, or $.09 per share, for the 2002 period.

For the six months ended June 30, 2003, revenues increased 65% to $1,591,000 from $967,000 in the 2002 period.  Net loss increased to $1,354,000, or $.25 per share, for the 2003 period as compared to $1,192,000, or $.22 per share, for the 2002 period.

Mr. Mike Thomsen, Chief Financial Officer of the Company, stated, “Because the wine grape business is seasonal and we recognize substantially all of our crop sales revenues at the time of our annual harvest in September and October, results from the first half of the year are not indicative of what should be expected for the entire year.  The results of operations for the first half of the year are in line with our expectations.  Revenues for these periods are made up primarily of bulk wine sales which can fluctuate from period to period depending upon the amount of grapes converted to bulk wine each harvest, and the timing of the sale of such wine.  Although revenues increased from last year, the increase in the net loss was due to a number of factors, including lower margins on bulk wine sales, other nonrecurring cost of sales in the amount of $120,000, and increases in certain general and administrative expenses.  In addition, the 2002 results include a gain in the amount of $269,000 related to income from a related partnership.”

Commenting on the outlook for the upcoming 2003 harvest, Mr. Scott D. Scheid, President and Chief Executive Officer of Scheid Vineyards, stated, “The development of our 2003 wine grape crop is proceeding as expected, and it is anticipated that we will begin harvesting grapes at the end of August in the Company’s southern most vineyards.  The harvest is not expected to be in full swing, however, until early September, which is customary for wine grapes produced on the Central Coast.”

Mr. Scheid continued by stating, “The 2003 growing season throughout California has been characterized by a cool, wet spring followed by periods of extreme heat during the bloom period of some varieties, which resulted in a smaller than normal fruit set in those varieties.  Industry sources expect the overall yields to be off by up to 30% in some areas of California.  Although it is still too early to predict actual crop size at the current time, and weather or other factors may change the Company’s ultimate yields, it is anticipated that the Company’s 2003 yields will be average to slightly below average for most varietals.”

Scheid Vineyards Inc. (www.scheidvineyards.com) is a leading independent producer of premium wine grapes and operates approximately 6,000 acres of vineyards, primarily in Monterey County, California.  The Company sells most of its grape production under short and long-term contracts to wineries producing high quality table wines, and the Company also produces a small amount of ultra premium wine under its own labels.

Note:  This press release contains forward-looking statements concerning expectations for the 2003 harvest and the Company’s 2003 financial performance.  These forward-looking statements are subject to risks and uncertainties, such as weather and market conditions, that could cause actual results to differ materially and adversely from those set forth in the forward-looking statements.  For further details and a discussion of the risks and uncertainties which affect or may affect the Company, refer to the Company’s filings with the Securities and Exchange Commission, including its most recent Form 10-QSB dated August 13, 2003 and Form 10-KSB dated March 28, 2003.  The forward-looking statements represent the Company’s judgment as of the date of this press release.  The Company disclaims any intent or obligation to update its forward-looking statements.

SCHEID VINEYARDS INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS

(amounts in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
REVENUES:
Sales.	$305	$422	$1,193	$564
Vineyard management, services and other fees	205	215	398	403
Total revenues	510	637	1,591	967
COST OF SALES	509	460	1,241	737
GROSS PROFIT	1	177	350	230
General and administrative expenses	1,141	1,034	2,258	2,016
Income from related partnership	—	(269)	—	(269)
Interest expense, net	175	231	349	470
LOSS BEFORE INCOME TAX BENEFIT	(1,315)	(819)	(2,257)	(1,987)
INCOME TAX BENEFIT	526	328	903	795
NET LOSS	$(789)	$(491)	$(1,354)	$(1,192)

BASIC AND DILUTED NET LOSS PER SHARE	$(0.14)	$(0.09)	$(0.25)	$(0.22)

WEIGHTED AVERAGE SHARES OUTSTANDING	5,475	5,475	5,475	5,475

(1)  There is no difference between basic and diluted earnings per share.